EXHIBIT 99.1
INVERNESS MEDICAL INNOVATIONS ANNOUNCES
FIRST QUARTER 2007 RESULTS

WALTHAM, MA...May 2, 2007...Inverness Medical Innovations, Inc. (AMEX: IMA), a leading manufacturer and supplier of rapid diagnostic products for the consumer and professional markets, today announced its financial results for the quarter ended March 31, 2007.
In the first quarter of 2007, the Company recorded net revenue of $159.0 million compared to net revenue of $127.8 million in the first quarter of 2006. The revenue increase was due to increased sales in our Consumer and Professional Diagnostic segments contributed by businesses acquired during 2006 and the first quarter of 2007, including the Innovacon business, Med-Ox, Instant Technologies, Promesan and First Check, along with organic growth in both segments and a slight increase in royalty revenues.
For the first quarter of 2007, the net income prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $6.3 million, or $0.14 per diluted common share, compared to net loss per common share of $2.6 million, or $0.09 per common share, for the first quarter of 2006. The Company reported adjusted cash basis net income of $14.3 million, or $0.31 per diluted common share, for the first quarter of 2007, compared to adjusted cash basis net income of $4.5 million, or $0.14 per diluted common share, for the first quarter of 2006.
The Company’s GAAP results for the first quarter of 2007 include amortization of $6.5 million, a $0.6 million restructuring charge, $1.6 million of non-cash stock-based compensation expense and $0.2 million of deferred financing costs related to the repayment of outstanding debt. GAAP results for the first quarter of 2006 include amortization of $4.0 million, a $2.1 million restructuring charge and $1.3 million of non-cash stock-based compensation expense. These amounts, net of tax, have been excluded from the adjusted cash basis net income per common share for the respective quarters.
A detailed reconciliation of the Company’s adjusted cash basis net income, which is a non-GAAP financial measure, to net income (loss) under GAAP, as well as a discussion regarding this non-GAAP financial measure, is included in the schedules to this press release.
The Company will host a conference call beginning at 10:00 a.m. (Eastern Time) today, May 2, 2007, to discuss these results as well as other corporate matters. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The conference call can be accessed by dialing 973-935-8765 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com. It is also available via link at http://orion.calleci.com/servlet/estreamgetevent?id=7764&folder=webstream using Real Player or via link at http://orion.calleci.com/servlet/estreamgetevent?id=7763&folder=webstream using Windows Media. A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 8728492. That replay will be available until 12:00 midnight (Eastern Time) on May 5, 2007. An on-demand webcast of the call will be available at the Inverness website (www.invernessmedical.com/News.cfm) two hours after the end of the call and will be accessible for 30 days. Additionally, reconciliations to non-GAAP financial measures not included in this press release that may be discussed during the call will also be available at the same website beginning shortly before the conference call and will continue to be available on this website for 30 days.
For more information about Inverness Medical Innovations, please visit our website at http://www.invernessmedical.com.
Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health and cardiology. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. The Company is headquartered in Waltham, Massachusetts.
Source: Inverness Medical Innovations

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and
Reconciliation to Non-GAAP Adjusted Cash Basis Amounts
(in $000s, except per share amounts)

	Three Months Ended March 31, 2007						Three Months Ended March 31, 2006
					Non-GAAP						Non-GAAP
					Adjusted						Adjusted
			Non-GAAP		Cash				Non-GAAP		Cash
	GAAP		Adjustments		Basis (a)		GAAP		Adjustments		Basis (a)
Net revenue	$158,979		$—		$158,979		$127,821		$—		$127,821
Cost of sales	80,641		(3,128	)(b)(d)	77,513		75,567		(2,789	)(b)(c)(d)	72,778

Gross profit	78,338		3,128		81,466		52,254		2,789		55,043

Gross margin	49%				51%		41%				43%
Operating expenses:
Research and development	12,009		(1,063	)(b)(d)	10,946		10,610		(941	)(b)(d)	9,669
Selling, general and administrative	50,990		(4,387	)(b)(c)(d)	46,603		36,660		(2,505	)(b)(c)(d)	34,155

Total operating expenses	62,999		(5,450)		57,549		47,270		(3,446)		43,824

Operating income	15,339		8,578		23,917		4,984		6,235		11,219
Interest and other income (expense), net	(3,155)		317	(b)(e)	(2,838)		(6,149)		1,238	(c)	(4,911)
Income tax provision	5,879		867	(f)	6,746		1,465		383	(f)	1,848

Net income (loss)	$6,305		$8,028		$14,333		$(2,630)		$7,090		$4,460

Net income (loss) per common share:
Basic	$0.14				$0.32		$(0.09)				$0.15

Diluted	$0.14	(h)			$0.31	(h)	$(0.09	)(g)			$0.14	(h)

Weighted average shares — basic	44,446				44,446		29,585				29,585
Weighted average shares — diluted	46,198	(h)			46,198	(h)	29,585	(g)			30,796	(h)

(a)	In calculating net income or loss on an adjusted cash basis, the Company excludes from net income or loss (i) certain non-cash charges including amortization expense and stock-based compensation expense, (ii) non-recurring charges and income, and (iii) certain other charges and income that have a significant positive or negative impact on results yet do not occur on a consistent or regular basis in its business. In determining whether a particular item meets one of these criteria, management considers facts and circumstances that it believes are relevant. Management believes that excluding such charges and income from income or loss allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner. Due to the frequency of their occurrence in its business, the Company does not adjust net income or loss for the costs associated with litigation, including payments made or received through settlements. It should be noted that “net income or loss on an adjusted cash basis” is not a standard financial measurement under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net income or loss or cash flow from operating activities, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP.

(b)	Amortization expense of $6.5 million and $4.0 million in the first quarter of 2007 and 2006 GAAP results, respectively, including $3.0 million and $2.0 million charged to cost of sales, $0.8 million and $0.7 million charged to research and development, $2.6 million and $1.3 million charged to selling, general and administrative, in the respective quarters, with $0.1 million charged to other income during the 2007 quarter.

(c)	Restructuring costs of $0.6 million in the first quarter of 2007, associated with the decision to close a manufacturing facility in 2006, charged to selling, general and administrative. Restructuring costs of $2.1 million in the first quarter of 2006, associated with the decision to close a manufacturing facility in 2005, including $0.7 million charged to costs of sales, $0.2 million charged to selling, general and administrative and $1.2 million of unrealized foreign exchange loss charged to other expense.

(d)	Compensation costs of approximately $1.6 million and $1.3 million associated with stock-based compensation expense, in the first quarter of 2007 and 2006 GAAP results, respectively, including $0.1 million and $0.1 million charged to cost of sales, $0.2 million and $0.3 million charged to research and development and $1.3 million and $0.9 million charged to selling, general and administrative, in the respective quarters.

(e)	Write-off of $0.2 million in deferred financing costs related to repayment of outstanding debt.

(f)	Tax effect on adjustments as discussed above in notes (b), (c), (d) and (e).

(g)	For the three months ended March 31, 2006, potential diluted shares were not used in the calculation of diluted net loss per common share under GAAP because inclusion thereof would be antidilutive.

(h)	Included in the weighted average dilutive common shares for the calculation of net income per common share on a GAAP and an adjusted cash basis for the three months ended March 31, 2007 and on an adjusted cash basis for the three months ended March 31, 2006 are dilutive shares consisting of 1,752,000 and 1,211,000 common stock equivalent shares, respectively, from the potential exercise of stock options and warrants.

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in $000s)

	March 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$180,941	$71,104
Accounts receivable, net	99,876	100,388
Inventories, net	87,331	78,322
Prepaid expenses and other current assets	42,072	25,730

Total current assets	410,220	275,544

PROPERTY, PLANT AND EQUIPMENT, NET	81,330	82,312
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	750,771	679,002
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	98,053	48,913

Total assets	$1,340,374	$1,085,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$9,473	$8,088
Other current liabilities	113,599	134,143

Total current liabilities	123,072	142,231

LONG-TERM LIABILITIES:
Notes payable, net of current portion	150,391	194,888
Other long-term liabilities	40,232	34,514

Total long-term liabilities	190,623	229,402

REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	—

TOTAL STOCKHOLDERS’ EQUITY	1,026,679	714,138

Total liabilities and stockholders’ equity	$1,340,374	$1,085,771